SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 14, 2012

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts  02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On February 15, 2012, Cubist Pharmaceuticals, Inc. appointed Alison Lawton to its Board of Directors, or the Board.  Since April 2010, Ms. Lawton has served as Senior Vice President, General Manager of Genzyme Biosurgery.  From May 2008 to April 2010, Ms. Lawton served as Senior Vice President, Global Market Access at Genzyme.   From November 2005 to April 2008, Ms. Lawton served as Senior Vice President, Global Regulatory Affairs, Corporate Quality Systems & Global Policy Programs at Genzyme.  From 2000 to November 2005, Ms. Lawton served as Senior Vice President, Global Regulatory Affairs and Corporate Quality Systems.  Prior to that, since 1991, Ms. Lawton served in roles of increasing responsibility at Genzyme.  Ms. Lawton has a B.S. from the University of London.

The Board believes that Ms. Lawton’s breadth and depth of experience in international regulatory affairs and operations adds an important and complementary skill set to the Board.  With the addition of Ms. Lawton, the Board consists of 10 members, nine of whom are independent under applicable laws and regulations.

Pursuant to Cubist’s Amended and Restated 2002 Directors’ Equity Incentive Plan, Ms. Lawton was granted a stock option to purchase 10,842 shares of Cubist common stock on her appointment date at an exercise price of $40.59 per share, the closing price of Cubist’s common stock on her appointment date.  The option will vest quarterly in equal installments over a three-year period beginning on Ms. Lawton’s appointment date.  Ms. Lawton will also receive Cubist’s standard non-employee director compensation, which Cubist discloses in its Definitive Proxy Statement on Form DEF-14A that Cubist files with the Securities and Exchange Commission, including annual equity incentive awards, an annual retainer for Board service and an annual retainer and fees for attending meetings of any Board committee on which she may serve.

Adoption of Short-Term Incentive Plan

On February 14, 2012, the Compensation Committee of the Board approved a Short-Term Incentive Plan (“STIP”) to provide Cubist’s employees, including its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and its other named executive officers, with annual cash awards based on Cubist’s achievement of its 2012 corporate goals and, except in the case of the Chief Executive Officer, each individual employee’s achievement of his or her 2012 individual goals.  The cash awards under the STIP will be paid in the first quarter of 2013.

Cubist’s Chief Executive Officer’s cash award under the STIP is targeted at 100% of his 2012 base salary and is based 100% on Cubist’s achievement of its 2012 corporate goals.  The cash awards for Cubist’s Senior Vice President, Chief Financial Officer, its Executive Vice President, Chief Operating Officer, and its Executive Vice President, Research & Development and Chief Scientific Officer, are targeted at 60% of each individual’s 2012 base salary and are based 80% on Cubist’s achievement of its 2012 corporate goals and 20% on each individual’s achievement of his 2012 individual goals.  The cash awards for Cubist’s other executive officers are targeted at 50% of each individual’s 2012 base salary and are based 65% on Cubist’s achievement of its 2012 corporate goals and 35% on the individual’s achievement of his or her 2012 individual goals.  Cubist must achieve at least 70% of its overall annual corporate goals and 90% of its annual net U.S. CUBICIN® (daptomycin for injection) revenue goal for any participant, including Cubist’s executive officers, to be eligible for an award under the STIP.  All awards under the STIP are subject to the review and approval of the Board, and the Board retains the discretion to reduce, increase or eliminate the funding for the STIP in accordance with its assessment of achievement by Cubist of its corporate goals.

The description of the STIP set forth above is a summary of its material terms and is qualified in its entirety by reference to the STIP Terms and Conditions, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2012 and incorporated herein by reference to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

		By:	/s/ David W. J. McGirr
David W. J. McGirr
Senior Vice President and
Chief Financial Officer

Dated:	February 15, 2012